UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

90 North Broadway
Irvington, New York 10533
(Address of Principal Executive Offices, including Zip Code)

(914) 524-6810
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Effective February 29, 2012, Eric S. Klee resigned his positions as General Counsel and Secretary of Prestige Brands Holdings, Inc. (the “Company”) to pursue other opportunities.

(e)    Pursuant to Mr. Klee's existing employment agreement with the Company, upon execution by Mr. Klee of an appropriate release, Mr. Klee will be entitled to receive one year's salary plus his average annual incentive bonus and certain medical coverage. In addition to the amounts to which Mr. Klee is entitled under his employment agreement, Mr. Klee will receive a bonus for fiscal year 2013 in the amount of $50,000 and an additional payment in the amount of $20,000, which will be paid on March 30, 2012. The Company has also agreed to accelerate the vesting of certain stock options held by Mr. Klee to purchase 11,601 options at an exercise price of $9.03 per share and 2,378 options at an exercise price of $11.27 per share of the Company's common stock, which would otherwise vest in April and May of 2012.

Item 8.01. Other Events

On March 5, 2012, the Company established June 29, 2012 as the date of the Company's 2012 annual meeting of stockholders. As previously disclosed, the deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement for the 2012 annual meeting was March 2, 2012. In accordance with the Company's Amended and Restated Bylaws, the Company must receive written notice of an eligible stockholder's intention to make a director nomination or propose any other item of business at that meeting not later than the close of business on March 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: March 5, 2012	By:	/s/ Ronald M. Lombardi
Name: Ronald M. Lombardi
Title: Chief Financial Officer